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                                 EXHIBIT (11)(A)
                       CONSENT OF COOPERS & LYBRAND L.L.P.



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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A (File No. 2-95973) of The One Group, of our reports dated August 18, 1995 on our audits of the financial statements and financial highlights of the U.S. Treasury Securities Money Market Fund, the Prime Money Market Fund, the Municipal Money Market Fund, the Ohio Municipal Money Market Fund, the Asset Allocation Fund, the Income Equity Fund, the Equity Index Fund, the Large Company Value Fund, the Blue Chip Equity Fund, the Large Company Growth Fund, the Disciplined Value Fund, the Small Company Growth Fund, the International Equity Index Fund, the Government ARM Fund, the Limited Volatility Bond Fund, the Intermediate Bond Fund, the Government Bond Fund, the Income Bond Fund, the Intermediate Tax-Free Bond Fund, the Tax-Free Bond Fund, the Kentucky Municipal Bond Fund, the Ohio Municipal Bond Fund, the Treasury Only Money Market Fund and the Government Money Market Fund constituting The One Group whose reports are included in the Annual Report to Shareholders for the year ended June 30, 1995 which is included in the Registration Statement. We also consent to the reference to our Firm under the caption "Experts" in the Statement of Additional Information relating to The One Group, in this Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A (File No. 2-95973).


                            COOPERS & LYBRAND L.L.P.


Columbus, Ohio
November 15, 1995